UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12
GEVITY HR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 24, 2006
Dear valued shareholders:
            You are cordially invited to attend the annual meeting of shareholders of Gevity to be held on May 18, 2006, at our offices in Bradenton, Florida, commencing at 9:00 a.m., local time. The agenda for this meeting includes the annual election of our board of directors. Please refer to the accompanying notice of annual meeting and proxy statement for detailed information regarding the annual meeting.
            The attached proxy statement is a critical element of the corporate governance process. Its purpose is to answer your questions and to provide you with information about Gevity’s board of directors and executive officers and a discussion of a proposal that requires your vote.
            Your vote is very important. Regardless of whether you plan to attend the annual meeting, we encourage you to vote as soon as possible to ensure that your shares are represented and your vote is promptly recorded. Votes may be submitted via the Internet, by phone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you may vote in person even if you previously submitted your vote or proxy.
            On behalf of our board of directors and the management of Gevity, I thank you for your continued interest in, and support of, the affairs of our company.

Sincerely,

Erik Vonk
Chairman and Chief Executive Officer

GEVITY HR, INC.
9000 TOWN CENTER PARKWAY
BRADENTON, FLORIDA 34202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2006
To our shareholders:
      The annual meeting of shareholders of Gevity HR, Inc. will be held on May 18, 2006, at 9:00 a.m., local time, at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202 for the following purposes:

•	to elect eight directors to serve until the next annual meeting of shareholders or until their respective successors are duly elected or appointed; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
      Only shareholders of record at the close of business on March 15, 2006 are entitled to notice of, and to vote, at the annual meeting or an adjournment or postponement thereof. A list of shareholders entitled to vote will be available at our offices for ten business days immediately preceding the meeting date.
      We look forward to your participation in the annual meeting, whether in person or by proxy.

By order of the board of directors:

Edwin E. Hightower, Jr.
Corporate Secretary
Bradenton, Florida
April 24, 2006
IMPORTANT
Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Promptly voting your shares via the Internet; by telephone; or by signing, dating and returning the enclosed proxy card will save Gevity the added expense of additional solicitation. Also, if you have Internet access, we encourage you to record your vote via the Internet — it is easy and convenient and saves the company significant postage and processing costs. Thank you.

GEVITY HR, INC.
9000 TOWN CENTER PARKWAY
BRADENTON, FLORIDA 34202

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2006

      Gevity HR, Inc. (“Gevity,” “the company,” “we,” “us,” or “our”), a Florida corporation, furnishes this proxy statement to its shareholders in connection with the solicitation by our board of directors on behalf of Gevity of proxies to be voted at the annual meeting of our shareholders to be held May 18, 2006. The approximate date on which this proxy statement and the enclosed proxy card will first be sent to our shareholders is April 24, 2006.
      Accompanying this proxy statement is our 2005 annual report, which includes our Annual Report on Form 10-K for the year ended December 31, 2005. Neither the 2005 annual report nor the Annual Report on Form 10-K constitutes a part of the proxy solicitation material.
ABOUT THE MEETING
      Record Date and Share Ownership. The record date for shareholders entitled to notice of, and to vote at, the 2006 annual meeting is the close of business on March 15, 2006. The holders of our common stock on the record date are entitled to vote on all matters submitted to our shareholders for a vote at the meeting. In deciding all questions, a holder of common stock is entitled to one vote, in person or by proxy, for each share held in the shareholder’s name on the record date. As of the close of business on March 15, 2006, we had 26,269,574 outstanding shares of common stock.
      Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting of shareholders. If you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be counted as either an affirmative vote or a negative vote with respect to the proposal. “Broker non-votes” are votes cast by brokers who hold securities for a beneficial owner who has not given instructions to the broker, who then is entitled to cast votes on routine matters on behalf of these clients and will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum.
      Proposal. You are being asked to vote on the election of the eight director nominees set forth in “Proposal: Election of Directors.” To be elected a director, each nominee must receive a plurality of all votes cast at the meeting for the election of directors. If a quorum is present, any abstentions or broker non-votes will have no effect on the election of directors. Should any nominee become unable or unwilling to accept nomination or election at the time of the annual meeting, the proxy holders may vote for the election in such nominee’s stead of any other person our board of directors may recommend.
      No Other Expected Meeting Proposals. There are no other matters that the board intends to present, or has reason to believe others will present, at the 2006 annual meeting. If other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.
      Submitting Your Proxy. If you complete and submit the enclosed proxy card, the persons named as proxy holders will vote the shares represented by your proxy in accordance with your instructions. If any other matter or business is brought before the annual meeting, the proxy holders may vote the shares for which they hold proxies at their discretion. Our board of directors does not presently know of any such other matter or business. If you submit a proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote your shares represented as follows:

•	FOR the election of the director nominees set forth in “Proposal: Election of Directors;” and

•	at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.
      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Shareholders have three options for submitting their vote:

•	via the Internet;

•	by telephone; or

•	by signing, dating and returning the enclosed proxy card in the enclosed envelope.
      If you have Internet access, we encourage you to record your vote on the Internet. It is easy and convenient, and it saves our company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and not be counted. Whether voting via the Internet, by telephone, or by submitting a proxy card, please follow the instructions on the accompanying proxy card. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superceded by the vote that you cast in-person at the annual meeting. At this year’s meeting, the polls will close at 11:59 p.m. local time on May 17, 2006 (the day before the annual meeting), and no further votes will be accepted after that time. If you have any questions about submitting your vote, you may call our corporate secretary at 941-741-4616 or American Stock Transfer & Trust Company, our transfer agent, at 1-800-937-5449.
      Revoking Your Proxy. You may revoke your proxy at any time prior to the closing of the polls at 11:59 p.m. local time on May 17, 2006 (the day before the annual meeting) by voting again via the Internet, by telephone or by submitting a written revocation or later-dated proxy card. You may also revoke your proxy by attending the annual meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.
      Explanation of Registered Holders versus Beneficial Holders. If your Gevity shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “registered shareholder” with respect to those shares. If this is the case, the proxy materials have been forwarded to you directly by Gevity. If your Gevity shares are held for your benefit by a bank or brokerage firm, which is considered the shareholder of record with respect to these shares, the proxy materials have been forwarded to you by that bank or brokerage firm. In that case, you, as the beneficial holder, have the right to direct your bank or brokerage firm on how to vote your shares by following the voting instructions provided to you by that bank or brokerage firm.

PROPOSAL:
ELECTION OF DIRECTORS
      Our board of directors nominated the persons listed below to serve as directors for a one-year term beginning at our annual meeting of shareholders on May 18, 2006 until our next annual meeting of shareholders or until their successors, if any, are elected or appointed. The nominees include seven “independent directors,” as defined in the applicable rules for companies traded on the NASDAQ Stock Market (“NASDAQ”) and our chief executive officer. Unless proxy cards are otherwise marked, the persons named as proxy holders will vote all proxies received FOR the election of each nominee. Should any nominee become unable or unwilling to accept nomination or election at the time of the annual meeting, the proxy holders may vote for the election in such nominee’s stead of any other person our board of directors may recommend.
Incumbent Director Nominees
      Erik Vonk, age 53, has served as our chairman of the board and chief executive officer since April 2002. Mr. Vonk was retired from February 2001 to April 2002. From 1992 until his retirement in February 2001, Mr. Vonk was president and chief executive officer of Randstad North America, a subsidiary of Randstad Holding NV, a worldwide staffing services provider, where he was responsible for organizing the North American operations. From 1989 to 1992, Mr. Vonk served as a member of the executive board of Bank Cantrade AG. Mr. Vonk currently serves on the boards of directors of Danka Business Systems, PLC and CBRL Group, Inc.
      George B. Beitzel, age 77, has served as a director of Gevity since November 1993. Mr. Beitzel retired from IBM in 1987 where he had served for 32 years, the last 14 as a member of IBM’s board of directors and corporate officer. Mr. Beitzel currently serves on the board of directors of Actuate Corporation, Deutsche Bank Trust Company Americas, Bitstream, Inc. and Computer Task Group, Incorporated. Mr. Beitzel is chairman emeritus of Amherst College and Colonial Williamsburg Foundation. He is a graduate of Harvard Business School and served 12 years on the board of directors of the Associates at Harvard Business School.
      Darcy E. Bradbury, age 49, has served as a director of Gevity since October 2001. Ms. Bradbury is currently a managing director at Blackstone Alternative Asset Management L.P. From 2001 to 2004, Ms. Bradbury was a managing director at Mezzacapa Management, LLC, a hedge fund of funds. From 1997 to 2000, Ms. Bradbury was a managing director at Deutsche Bank and head of strategy and business development for its global institutional services division. From 1993 to 1996, she served in the United States Treasury Department, first as the deputy assistant secretary for federal finance and then as the assistant secretary for financial markets. From 1990 to 1993, Ms. Bradbury was deputy comptroller for finance for the City of New York, New York.
      James E. Cowie, age 51, has served as a director of Gevity since June 2003. He is currently a managing director at Frontenac Company, LLC, a private equity investment firm, and has been a partner there since 1989. He represents Frontenac on the board of directors of Wausau Financial Systems and WNC First Insurance Services. Mr. Cowie has served on the boards of directors of numerous public and private companies, including 3Com Corporation, Premier Systems Integrators, LLC and Platinum Technology International, Inc. He is also a trustee of the Illinois Institute of Technology. Mr. Cowie joined Frontenac in 1988 from Merrill Lynch Capital Markets.
      Jonathan H. Kagan, age 49, has served as a director of Gevity since May 1999. Since January 2001, Mr. Kagan has been a managing principal at Lazard Alternative Investments. From 1995 to 2000, Mr. Kagan served as managing director of Centre Partners Management LLC, managing investments on behalf of Centre Capital Investors II, L.P. and affiliated entities. From 1990 to 2000, Mr. Kagan was a managing director of Corporate Advisers, L.P. From 1985 to 2000, he was a managing director of Lazard Freres & Co. LLC. Mr. Kagan also serves as a director of Amstar Investment Trust.
      David S. Katz, age 40, has served as a director of Gevity since June 2003. Since February 2006, Mr. Katz has been a principal of GTCR Golder Rauner, LLC, a Chicago-based private equity investment firm. From

April 2000 to January 2006, he served as a managing director of Frontenac Company, LLC, a private equity investment firm. Mr. Katz has served on the board of directors of Natural Nutrition Group, Inc., Pro Mach, Inc. and numerous other privately-held companies. Mr. Katz joined Frontenac in 1994 after holding positions at The Clipper Group and The Boston Consulting Group.
      Jeffrey A. Sonnenfeld, age 52, has served as a director of Gevity since May 2004. Dr. Sonnenfeld is currently the senior associate dean for executive programs and a professor at the Yale School of Management. In addition, he is the president and chief executive officer of the Chief Executive Leadership Institute which he founded in 1998 and which was acquired by Yale University in 2001. From 1989 to 1997, Dr. Sonnenfeld was a professor at the Goizueta Business School of Emory University. From 1980 to 1987, he was a professor at the Harvard Business School. Dr. Sonnenfeld currently serves on the board of directors of TheStreet.com, Inc. and Lennar Corporation.
Additional Director Nominee
      Paul R. Daoust, age 58, currently serves as chairman of the board and chief executive officer of HighRoads, Inc., a privately-held technology enabled solutions company providing benefits lifecycle management, which he joined in February 2005. From October 2000 until his retirement in July 2003, Mr. Daoust served as chairman of the board and chief executive officer of GRX Technologies, Inc., a privately-held software company focused on supply chain management for the commercial insurance industry. Mr. Daoust also served as executive vice president and chief operating officer of Watson Wyatt Worldwide, one of the world’s largest human resource consulting firms, from June 1993 to June 1998. He worked for Watson Wyatt for 28 years and served on their board of directors for nine years. He currently serves on the advisory boards of Brodeur Worldwide (part of the Omnicom Group) and LaborMetrix, Inc.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH OF THE NOMINEES
WHOSE NAME APPEARS ABOVE.

      James F. Manning has served as a director of Gevity since October 2001. Mr. Manning requested that our nominating/corporate governance committee not consider his nomination for re-election to the board. In respect of his request, Mr. Manning was not nominated, and his term as director will end on the date of the annual meeting.
      A.D. Frazier has served as a director of Gevity since February 2005. In March 2006, Mr. Frazier was appointed chairman of the board and chief executive officer of Danka Business Systems, PLC, and, at his request, will not be standing for re-election to our board in order to focus on his new positions.
      Gevity expresses its great appreciation to Messrs. Manning and Frazier for their service to the company as distinguished members of our board of directors.

INFORMATION REGARDING OUR BOARD AND ITS COMMITTEES
      Gevity’s system of governance is allocated between our company’s shareholders, our board of directors and our employee management team. Our shareholders elect the board and vote on extraordinary matters, the board acts as the company’s governing body, and management runs the company’s day-to-day operations. Our board of directors currently consists of nine directors, seven of whom are being nominated for re-election as described in “Proposal: Election of Directors.”
Committees of Our Board
      “Independence” Determination. Our board of directors believes that there should be a substantial majority of independent directors on the board and that it is useful and appropriate to have the chief executive officer serve as a director. Each of our directors was determined to be “independent” in accordance with applicable Securities and Exchange Commission (“SEC”) and NASDAQ corporate governance rules, except for our chief executive officer, Erik Vonk, and A.D. Frazier. In March 2006, Mr. Frazier was appointed chairman of the board and chief executive officer of Danka Business Systems, PLC, a company on whose board of directors our chairman and chief executive officer, Mr. Vonk, currently sits, and as result, Mr. Frazier was no longer considered independent for purposes of the NASDAQ rules. The NASDAQ independence definition includes a series of objective tests, such as whether the director is an employee of the company or has engaged in various types of business dealings with the company. In addition, as required by NASDAQ rules, the board and our nominating/corporate governance committee each make a subjective determination as to whether each independent director has any relationships which, in their opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board and our nominating/corporate governance committee reviewed and discussed information provided by each director and the company with regard to each director’s business and personal activities as they may relate to the company and our management.
      Based on the foregoing, each of the members of our nominating/corporate governance committee and our compensation committee meet the independence requirements as established by NASDAQ. In addition, the members of our audit committee each qualify as “independent” under the NASDAQ rules and under the applicable standards established by the SEC. Mr. Frazier resigned from our audit committee upon his appointment as chairman of the board and chief executive officer of Danka Business Systems, PLC.
      Board Responsibilities and Structure. The primary responsibilities of our board are oversight, counseling and direction to our management in the long-term interests of our company and our shareholders. Our board’s responsibilities include:

•	selecting and regularly evaluating the performance of the chief executive officer and other executive officers;

•	planning for succession with respect to the position of chief executive officer and monitoring management’s succession planning for other executive officers;

•	reviewing and, when appropriate, approving our major financial objectives and strategic and operating plans and actions;

•	overseeing the conduct of our business to evaluate whether the business, in the judgment of the board, is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures as well as compliance with law and ethical business practices.
      Our board instructed our chief executive officer, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, in accordance with all applicable legal requirements and our published code of business conduct and ethics, and in compliance with any specific plans, instructions or directions of our board. Our chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of our board with respect to extraordinary actions to be undertaken by our company.

      Board Committees and Charters. Our board has delegated various responsibilities and certain authority to its established board committees. The committees of our board are the audit, compensation, nominating/corporate governance, and executive committees. These committees regularly report on their activities and actions to the full board. Each year our board appoints the members of its committees. The board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board meeting agendas include regularly-scheduled sessions for the independent directors to meet without management present.
      A copy of the current committee charter for each committee is posted in the “Investor Relations” section of our website, www.gevity.com. A copy of our audit committee charter was also included as Exhibit A to our 2005 proxy statement.
      As of the date of this proxy statement, the members of our board committees are as follows:

Nominating/
Corporate
Director	Audit	Compensation	Governance	Executive

Erik Vonk				Chair
George B. Beitzel	Chair	X
Darcy E. Bradbury	X	X
James E. Cowie	X		X
A.D. Frazier*				X
Jonathan H. Kagan	X		Chair	X
David S. Katz		Chair		X
James F. Manning*		X	X
Jeffrey A. Sonnenfeld			X

*	The director is not standing for re-election at the 2006 annual meeting, and his term as a director will end on the date of the annual meeting.
      Audit Committee. The audit committee assists the board in fulfilling its responsibilities by overseeing Gevity’s accounting and financial reporting processes, the audit of consolidated financial statements, the qualifications of the independent registered public accounting firm engaged as our independent auditor, and the performance of the internal auditors and independent auditors. In addition, the audit committee generally oversees our internal compliance programs and is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Gevity regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission from our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. The audit committee relies on the expertise and knowledge of management, the internal auditors, and our independent auditor in carrying out its oversight responsibilities. The responsibilities and activities of the audit committee are described in greater detail under “Audit Committee Report.” In 2005, the audit committee held nine meetings.
      The board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the committee and is financially literate as required by NASDAQ rules. In addition, the board determined that Mr. Cowie is an “audit committee financial expert” as defined by SEC rules. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Cowie’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Cowie any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board.
      Compensation Committee. Our compensation committee determines the compensation of our executive officers, including our chief executive officer and all senior vice presidents, and establishes the parameters for the compensation of our other officers holding the title of vice president. The committee also reviews and reassesses annually the compensation paid to members of our board for their service on our board and board committees and recommends any changes in compensation to the full board for its approval. In addition, the committee authorizes all stock option and other equity-based awards to employees and non-employee directors under our stock option and equity incentive plans. The compensation committee held five meetings in 2005. For more information about our compensation committee, see “Report of the Compensation Committee on Executive Compensation.”
      Nominating/Corporate Governance Committee. Our nominating/corporate governance committee is responsible for:

•	determining the slate of director nominees for election to the board;

•	recommending candidates for election to our board between annual shareholder meetings;

•	reviewing the size and composition of the board and its committees;

•	establishing procedures for the director nomination process;

•	monitoring compliance with, reviewing and recommending changes to our Corporate Governance Guidelines; and

•	reviewing Gevity’s policies and programs that relate to matters of corporate responsibility.
      The committee is responsible for regularly reviewing with our board the appropriate skills and characteristics required of board members in the context of the current size and make-up of the board in light of company objectives. This assessment includes issues of diversity and numerous other factors such as professional or business experience and qualifications. These factors, and any other qualifications considered relevant by the committee, are reviewed in the context of an assessment of the perceived needs of our board at that time. As a result, the priorities and emphasis of the nominating/corporate governance committee and of our board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective board members. Therefore, while focused on the achievements and the perceived ability of potential candidates to make a positive contribution with respect to such factors, the nominating/corporate governance committee has not established any specific minimum criteria or qualifications that a nominee must possess. The nominating/corporate governance committee held two meetings in 2005.
      Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to our board are suggested by board members or employees. With regard to our newest candidate nominated for election to our board, Paul R. Daoust was initially referred to Gevity by a third party organization which provides consulting on compensation matters to companies worldwide. This referral was made to us on a non-remunerated basis. In 2005, we did not employ a search firm or pay fees to any third-parties in connection with seeking or evaluating board nominee candidates.
      Our nominating/corporate governance committee will consider candidates proposed by shareholders, provided such nominations comply with the applicable provisions of our bylaws and the procedures to be followed in submitting proposals. The committee evaluates candidate nominees proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications by one of the following means:

Mail:	Gevity HR, Inc. 9000 Town Center Parkway Bradenton, FL 34202 Attn: Edwin E. Hightower, Jr., Corporate Secretary
Email:	corporate.secretary@gevity.com
Fax:	(941) 744-3322

See “Proposals of Shareholders for 2007 Annual Meeting” for the procedures to be followed by shareholders in submitting proposals, including recommendations for director nominees, to be included in our proxy statement and form of proxy relating to the 2007 annual meeting of our shareholders.
      Executive Committee. Our executive committee may exercise all power and authority of our board of directors in the management of our business and affairs when action is required to be taken between regular meetings of our board where time is of the essence and it is not practicable to convene a special meeting of our board. The executive committee may exercise these powers to the fullest extent permitted under our articles of incorporation, bylaws and Florida law. The executive committee held two meetings in 2005.
      Other Committees. Our investment committee and long-term strategy committee were both disbanded during 2005. The responsibilities of the investment committee were subsumed by our audit committee, and the responsibilities of our long-term strategy committee were subsumed by the full board of directors.
Attendance at Board, Committee and Annual Shareholder Meetings
      Our board held five meetings in 2005. All directors are expected to attend (in person or by telephonic means) each meeting of our board and the committees on which he or she serves and are also expected to attend the annual meeting of our shareholders. In 2005, no director attended less than 75% of the meetings of our board and the committees on which he or she served. Eight of our nine directors attended our 2005 annual shareholders meeting.
      Our board does not have a formal policy that seeks to limit the number of committee seats held by an independent director, but our board’s guideline of attending all meetings reflects our board’s expectation that each director will meet his or her commitments to the position. The time commitments of directors vary substantially with regard to their individual involvement with their primary positions; their involvement with other commercial, charitable and similar organizations; and certain other commitments. A director’s involvement with other boards is just one factor considered by our nominating/corporate governance committee in deciding if a director can devote the time and attention necessary to be an informed and effective director of our company.
Directors’ Compensation
      In accordance with our compensation plan for non-employee directors, non-employee members of the board are paid an annual fee of $25,000 (pro rated for any partial year of service) plus reasonable travel expenses for attending board and committee meetings. Each non-employee director will also receive $1,250 for attending each meeting of our board or a committee thereof. In addition, non-employee committee chairs receive $3,000 per year for serving in such capacity, except that the chair of the audit committee receives $5,000 per year (in each case, pro rated for any partial year of service). It is also expected that each non-employee director will receive an annual equity incentive award with a target cash equivalent of $60,000 under the terms and conditions applicable to non-employee directors under any then-current company-sponsored equity incentive plan. In addition, upon initial election or appointment to the board, each non-employee director will receive an initial equity incentive award of an immediately-vested, non-qualified option to purchase 10,000 shares of our common stock for a purchase price equal to the closing purchase price of our common stock on the day such option is awarded. The option, which has a ten-year term, is subject to the terms and conditions applicable to non-employee directors under any then-current company-sponsored equity incentive plan.
      On February 15, 2005, each of our non-employee directors was granted a non-qualified option to purchase 6,952 shares of our common stock at an exercise price of $21.14, being the fair market value of our common stock on that date. In addition, on December 23, 2005, A.D. Frazier received an initial equity incentive award of 10,000 shares of our common stock in connection with his initial appointment to the board.

Communications from Shareholders to the Board
      Shareholders may contact an individual director, a committee of our board, or our board as a group. All shareholder communications should be sent to the attention of our corporate secretary. This centralized process will assist our board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended board recipient (or recipients) should be noted in the communication. Communications may be sent by one of the following means:

Mail:	Gevity HR, Inc. 9000 Town Center Parkway Bradenton, FL 34202 Attn: Edwin E. Hightower, Jr., Corporate Secretary
Email:	corporate.secretary@gevity.com
Fax:	(941) 744-3322
      Our board has instructed our corporate secretary to forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, however, the corporate secretary will review such correspondence and, in his discretion, will not forward certain items to a director if the communication is deemed to be of a commercial or frivolous nature or otherwise inappropriate for our board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in our company for review and possible response.
      Concerns about accounting or auditing matters or possible violations of Gevity’s Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the code, which is available in the “Investor Relations” section of Gevity’s website, www.gevity.com.
CORPORATE GOVERNANCE
      Gevity operates within a comprehensive corporate governance framework, which includes defining independence, assigning responsibilities, setting exceptional standards of professional and personal conduct and assuring compliance with such responsibilities and standards. Our board, and especially our nominating/corporate governance committee, regularly monitors developments in the area of corporate governance, including the rules and regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, as well as corporate governance standards and disclosure requirements imposed or recommended by NASDAQ and the SEC.
Corporate Governance Guidelines
      Our board adopted a set of Corporate Governance Guidelines on significant corporate governance issues, a copy of which is available in the “Investor Relations” section of our website, www.gevity.com. Among other matters, the guidelines include the following corporate governance standards:

•	There should be a substantial majority of independent directors on the board.

•	Independent directors should meet on a regular basis apart from other board members and management representatives.

•	All directors should stand for election every year (rather than having a so-called “staggered board”).

•	Board compensation should be a mix of cash and equity-based compensation. Management directors will not be paid for board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Gevity in addition to their compensation as directors. To the extent practicable, independent directors, if any, who are affiliated with our service providers will undertake to ensure that their compensation from such providers does not include amounts connected to payments by Gevity.

•	Board members must act at all times in accordance with the requirements of our Code of Business Conduct and Ethics, which are applicable to each director in connection with his or her activities relating to Gevity.

•	The board establishes committees and appoints the members of such committees.

•	The audit, compensation and nominating/corporate governance committees should consist entirely of independent directors.

•	The annual cycle of agenda items for board meetings is expected to change on a periodic basis to reflect board requests and changing business and legal issues. The board will have regularly scheduled presentations from the heads of significant functional areas within the company. The board’s annual agenda will include, among other items, the long-term strategic plan for the company, capital projects, budget matters and management succession.

•	The board may contact and meet with any Gevity employee at any time.

•	The chief executive officer should report at least annually to the board on succession planning and management development.

•	At least annually, the board should evaluate the performance of the chief executive officer and other senior management personnel.

•	The board and each board committee should conduct periodic self-evaluations and self-assessments of itself and its members.

•	The board should work with management to schedule new-director orientation programs and continuing education programs for directors. The orientation programs are designed to familiarize new directors with Gevity’s businesses, strategies and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for board members may include a mix of in-house and third-party presentations and programs.

•	Non-employee directors and our executive officers are encouraged to be Gevity shareholders, which beneficial ownership is intended to fully align the interests of Gevity’s directors and executive officers with the interests of its shareholders, further promote the company’s commitment to sound corporate governance, and signify leadership’s confidence in the company. These guidelines encourage covered individuals to achieve certain goals concerning the ownership of the company’s common stock within five years after becoming subject to the guidelines. Non-employee directors are encouraged to own shares of our common stock having a value of not less than five times the amount of the annual fee paid to them for serving as a board member. With respect to our executives, our chief executive officer is encouraged to own shares of our common stock having a value of not less than five times his annual base salary, our executive officers with line responsibility is encouraged to own shares of our common stock having a value of not less than two times their annual base salary and our executive officers with staff responsibilities is encouraged to own shares of our common stock having a value not less than their annual base salaries.

•	With limited exceptions, directors and officers may not invest in (purchase or otherwise receive or write) derivatives of Gevity securities, e.g., puts and calls on Gevity securities, or enter into any “short sales” or “short positions” with respect to Gevity securities. A short position is one in which the holder will profit if the market price of the securities decreases. Gevity considers it inappropriate and contrary to the interests of Gevity and its shareholders for directors and officers to take such investment positions.
Code of Business Conduct and Ethics
      Our board of directors adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees with regard to their company-related activities. This code includes Gevity’s policies with respect to conflicts of interest, confidentiality, protection of Gevity’s assets, ethical conduct in business dealings, and respect for and compliance with applicable law. The code includes within it standards applicable to all employees, which includes our chief executive officer, chief financial officer, principal accounting officer, controller and persons performing similar functions, with respect to ethical standards involving disclosures in reports that we file with the SEC and in other public communications. Any waiver of the requirements of our code with respect to any individual director or executive officer is required to be reported to, and subject to the approval of, the board of directors. Since its inception, no waivers to our code have been requested or made. Concerns about accounting or auditing matters, or possible violations of Gevity’s Code of Business Conduct and Ethics, should be reported pursuant to the procedures outlined in the code, which is available in the “Investor Relations” section of our website, www.gevity.com.
OWNERSHIP OF SECURITIES
Security Ownership of Directors, Management and Principal Shareholders
      At the close of business on March 15, 2006, our record date, we had 26,269,574 shares of common stock issued, outstanding and entitled to vote at the 2006 annual shareholders meeting. The following table sets forth the beneficial ownership of our common stock to our knowledge as of such date of (1) each of our directors and our director nominee, (2) each of the executive officers named in the Summary Compensation Table included elsewhere in this proxy statement, (3) the beneficial owners of more than 5% of our outstanding common stock, and (4) our directors and executive officers as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Class

Baron Capital Group, Inc.	1,480,800	(2)	5.6%
767 Fifth Avenue, New York, NY 10153
Julian H. Robertson, Jr.	1,382,439	(3)	5.3%
101 Park Avenue, 48th Floor, New York, NY 10178
Erik Vonk, Chairman and Chief Executive Officer	1,026,261	(4)	3.8%
James F. Manning, Director(5)	308,930	(6)	1.2%
Lisa J. Harris, Chief Information Officer	162,980	(7)	*
Jonathan H. Kagan, Director	120,784	(8)	*
Peter C. Grabowski, Chief Financial Officer	76,138	(9)	*
Sal J. Uglietta, SVP, Benefits and Insurance Programs(10)	65,890	(11)	*
George B. Beitzel, Director	55,467	(12)	*
Darcy E. Bradbury, Director	53,252	(13)	*
A.D. Frazier, Jr., Director(14)	24,802	(15)	*
James E. Cowie, Director	16,952	(16)	*
David S. Katz, Director	16,952	(17)	*
Gregory M. Nichols, Former SVP and General Counsel(18)	8,595	(19)	*
Jeffrey A. Sonnenfeld, Director	8,327	(20)	*
Paul R. Daoust, Director Nominee	—		*
Directors and executive officers as a group (14 persons)	1,945,330	(21)	7.1%

*	Less than 1%.

(1)	Unless otherwise stated, the beneficial owner has sole voting and investment power over the shares indicated. References in the footnotes below to currently exercisable stock options include options exercisable within 60 days of March 15, 2006.

(2)	Based upon information contained in a Schedule 13G as filed with the SEC on February 9, 2006 by Baron Capital Group, Inc. jointly with BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron.

(3)	Based upon information contained in a Schedule 13G as filed with the SEC on March 17, 2006 by Julian H. Robertson, Jr.

(4)	Includes 849,422 shares which Mr. Vonk has the right to acquire through currently exercisable options.

(5)	Mr. Manning is not standing for re-election at the 2006 annual meeting, and his term as a director will end on the date of the annual meeting.

(6)	Includes 81,278 shares held by the Manning Charitable Remainder Trust. Mr. Manning disclaims any beneficial ownership of this trust. Also includes 56,952 shares which Mr. Manning has the right to acquire through currently exercisable options.

(7)	Includes 4,179 shares held by the Richard E. Harris Revocable Trust. Also includes 157,940 shares which Ms. Harris has the right to acquire through currently exercisable options.

(8)	Includes an aggregate of 330 shares held by Mr. Kagan’s minor children. Also includes 40,286 shares that Mr. Kagan has the right to acquire through currently exercisable options.

(9)	Represents shares which Mr. Grabowski has the right to acquire through currently exercisable options.

(10)	Mr. Uglietta became our senior vice president, benefits and insurance programs on February 22, 2006. Prior to that time, he served as senior vice president, marketing and sales.

(11)	Includes 7,200 shares held by the Pamela L. Uglietta Trust. Also includes 58,690 shares which Mr. Uglietta has the right to acquire through currently exercisable options.

(12)	Includes 3,000 shares owned by Mr. Beitzel’s wife.

(13)	Includes 16,952 shares which Ms. Bradbury has the right to acquire through currently exercisable options.

(14)	Mr. Frazier is not standing for re-election at the 2006 annual meeting, and his term as a director will end on the date of the annual meeting.

(15)	Includes 7,850 shares held by the A.D. Frazier, Jr. Trust and 16,952 shares that Mr. Frazier has the right to acquire through currently exercisable options.

(16)	Represents shares which Mr. Cowie has the right to acquire through currently exercisable options.

(17)	Represents shares which Mr. Katz has the right to acquire through currently exercisable options.

(18)	Mr. Nichols resigned as senior vice president and general counsel effective on February 28, 2006.

(19)	Includes 7,095 shares which Mr. Nichols has the right to acquire through currently exercisable options.

(20)	Includes 6,952 shares Dr. Sonnenfeld has the right to acquire through currently exercisable options.

(21)	Please refer to notes (4) through (20).
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and all persons who beneficially own more than 10% of the outstanding shares of our common stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely upon a review of copies of reports filed by the Reporting Persons with the SEC for the year ended December 31, 2005 and representations provided to us by the Reporting Persons, no Reporting Person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except that due to an administrative error, a Form 4 reporting the sale of 16,779 shares of common stock by Mr. Beitzel’s wife was filed two days late on March 21, 2005.
Certain Relationships and Related Transactions
      Since the beginning of 2005, Gevity has not engaged in any transaction or series of similar transactions to which it was a party in which the amount exceeded $60,000 and which any of our directors, our nominee for director, executive officers or beneficial owners of more than 5% of our common stock or members of the immediate families of those individuals had or will have a direct or indirect material interest.

Employee Stock Purchase Plan
      Internal employees of our company who regularly work more than twenty hours per week and are employed by us for at least ninety days prior to the offering period are eligible to participate in our shareholder-approved employee stock purchase plan. Participants, through payroll deduction, may purchase a maximum of 500 shares during each semi-annual offering period at a cost of 85% of the lower of the stock price as of the beginning or ending of the offering period, subject to an annual limitation of $25,000. During 2005, 23,238 shares of common stock (from treasury) were sold to employees participating in the employee stock purchase plan for proceeds of approximately $400,000.

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total shareholder return on Gevity common stock against the NASDAQ Stock Market (U.S.) Index and our peer group index for a five year period commencing December 31, 2000 and ending December 31, 2005. The graph assumes $100 was invested in each of Gevity common stock, the NASDAQ Stock Market (U.S.) Index, and our peer group index, and that all dividends and distributions were reinvested. Our peer group index is comprised of the following organizations: Automatic Data Processing, Inc., Convergys Corporation, Spherion Corporation, Hewitt Associates, Inc., Paychex, Inc., Ceridian Corporation, Administaff, Inc., Watson Wyatt Worldwide, Inc., Century Business Services, Inc., Sourcecorp, Incorporated, Korn/ Ferry International, Navigant Consulting, Inc. and Talx Corporation. Shareholder returns over the indicated period are based on historical data and should not be considered indicative of future shareholder returns.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG GEVITY, THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND A PEER GROUP

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

Gevity	100.00	90.72	153.52	862.95	806.88	1023.06
Nasdaq Stock Market (U.S.)	100.00	79.08	55.95	83.35	90.64	92.73
Peer Group	100.00	86.78	58.75	69.07	71.81	79.44

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth all compensation paid or accrued for services rendered to Gevity and our subsidiaries for the last three fiscal years by our chief executive officer and our four other highest-paid executive officers during 2005:

						Long-Term
						Compensation
		Annual Compensation
						No. of Shares
				Other Annual		Underlying
				Compensation		Options Granted
Name and Title	Year	Salary	Bonus	(1)		(2)

Erik Vonk	2005	$600,000	$810,000	$50,830	(3)	139,050
Chairman and Chief Executive	2004	$500,000	$1,000,000	$105,285	(3)(4)	115,875
Officer	2003	$500,000	$1,000,000	$119,642	(3)(4)	90,909
Lisa J. Harris	2005	$345,000	$230,000	—		39,997
Chief Information Officer	2004	$300,000	$200,000	—		34,762
	2003	$249,231	$200,000	—		28,500
Sal J. Uglietta(5)	2005	$345,000	$172,500	—		30,000
Senior Vice President,	2004	$300,000	$200,000	—		34,762
Benefits and Insurance Programs	2003	$63,460	$50,000	$109,350	(6)	210,000
Peter C. Grabowski(7)	2005	$260,000	$130,000	—		25,608
Chief Financial Officer	2004	$225,000	$100,000	—		19,554
	2003	$182,641	$100,000	—		38,000
Gregory M. Nichols(8)	2005	$220,000	$88,000	—		—
Former Senior Vice President	2004	$200,000	$80,000	—		17,381
and General Counsel	2003	$199,423	$40,000	—		9,000

(1)	Does not include perquisites or other personal benefits, securities or property that do not aggregate in excess of the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the executive officer.

(2)	Options shown for 2005 were granted on February 22, 2006 in respect of services rendered to Gevity during 2005; and options shown for 2004 were granted on February 15, 2005 in respect of services rendered to Gevity during 2004.

(3)	Includes a $50,000 annual non-accountable allowance.

(4)	Includes a relocation allowance of $55,285 and $69,642 for 2004 and 2003, respectively.

(5)	Mr. Uglietta was initially employed as our senior vice president, benefits and risk management on October 6, 2003 and served as our senior vice president, marketing and sales from October 2004 to February 2006. In February 2006, Mr. Uglietta became our senior vice president, benefits and insurance programs, a non-executive officer position.

(6)	Relocation expenses.

(7)	Mr. Grabowski became our chief financial officer on June 1, 2003. Prior to that date, Mr. Grabowski served as our vice president of finance and taxation.

(8)	Mr. Nichols resigned from his position as senior vice president and general counsel effective on February 28, 2006.
Recent Changes to Our Executive Management Team
      During 2005 and early 2006, there were several changes to our executive officer management team.
      In July 2005, Clifford M. Sladnick joined our company in the newly-created position of chief administrative officer and is responsible for Gevity’s capital management functions, including corporate finance, long-term capital strategy, corporate lifecycle management and investor relations; overseeing our legal affairs and regulatory compliance matters; and overseeing our merger, acquisition, joint venture and alliance functions. As an inducement to commence employment with Gevity, on his first day of employment, Mr. Sladnick was granted a non-qualified option to purchase 75,000 shares of our common stock at an exercise price equal to the closing price of our common stock on that day and having a 10-year term and a 4-year vesting schedule, and he was awarded 25,000 shares of restricted common stock having a 4-year vesting schedule. For his service in 2005, Mr. Sladnick was paid a pro rata portion of his $345,000 annual base salary, together with a cash incentive payment of $115,000 and was awarded an option to purchase 19,989 shares of our common stock, having an exercise price equal to the closing price of our common stock on the date of grant having a 10-year term and a 4-year vesting schedule. He also received a relocation expense payment in 2005 of $20,000.
      In December 2005, Roy C. King joined our company in the newly-created position of president and chief operating officer and is responsible for overseeing Gevity’s recent merger of our sales and service departments and managing these combined functions; managing central operations and market development activities; and implementing business strategies to maximize client satisfaction, enhance operating efficiencies and solidify market leadership. As an inducement to commence employment with Gevity, on his first day of employment, Mr. King received an award of non-qualified stock options to purchase 100,000 shares of the Company’s common stock having a 10-year term and 4-year vesting schedule, together with 25,000 shares of restricted common stock having a 4-year vesting schedule and a cash sign-on bonus of $25,000 paid after satisfactory completion of his first 90 days of employment with Gevity. For his service during December 2005, Mr. King was paid a pro rata portion of his $415,000 annual base salary.
      A summary description of the material terms and copies of the executive agreements that we entered into with Messrs. Sladnick and King were filed by the company on Current Reports on Forms 8-K with the SEC on July 1, 2005 and December 20, 2005, respectively. These Current Reports and the information contained therein are not incorporated by reference into this proxy statement.
      In addition, effective February 2006, Gregory M. Nichols, our senior vice president and general counsel, resigned from his position with the company; Sal J. Uglietta our senior vice president, marketing and sales became our senior vice president, benefits and insurance programs, a non-executive officer position; and Lisa J. Harris, our executive officer with the title of senior vice president client services and chief information officer transitioned to the executive officer position of chief information officer.
Report of the Compensation Committee on Executive Compensation
      The compensation committee, referred to as the “committee” in this committee report, administers Gevity’s executive compensation program. The committee determines the compensation for Gevity’s chief executive officer and all other executive officers, and establishes parameters for the compensation of officers holding the title of vice president. Our non-employee directors meet each year in executive session to evaluate the performance of our chief executive officer, the results of which are used by the committee as a factor in determining annual compensation. In addition, the committee oversees Gevity’s compensation plans and policies and administers its equity incentive plans. The committee also reviews and reassesses annually the compensation paid to members of our board for their service on our board and board committees and recommends any changes in compensation to the full board for its approval. The committee’s charter reflects these various responsibilities, and the committee and the board of directors periodically review and revise the committee’s charter as deemed necessary or appropriate.

General Compensation Philosophy
      The committee’s guiding philosophy is to provide a compensation package that attracts and retains executive talent which delivers rewards for superior performance and consequences for underperformance. It is also the committee’s practice to provide a balanced mix of cash and equity-based compensation that it believes is appropriate in order to align the short- and long-term interests of the company’s executives with that of its shareholders and to encourage executives to act as equity owners of the company.

      The committee seeks to attract and retain executive talent by offering competitive short-term incentives (base salaries and annual performance incentive opportunities) and the potential for long-term rewards (equity-based incentive grants). These incentives are based on financial objectives of importance to Gevity and other factors which will, if achieved, create shareholder value. The company’s compensation program also accounts for department-specific performance, which enables the committee to differentiate among executives and emphasize the link between personal performance and compensation. Department-specific performance measures are established annually by the committee and vary by executive officer depending on their respective area of responsibility. Gevity’s compensation practices reflect the committee’s pay-for-performance philosophy, whereby a significant portion of executive compensation is at risk and tied to both individual and company performance.
      The committee utilized the services of an independent consultant to assist in the design of our executive compensation program for 2005 and in setting the groundwork for executive compensation in future years. In accordance with the recommendations of its independent consultant, the committee uses an industry-related peer group for annual external pay and performance validation. The committee’s philosophy is to establish executive compensation opportunities for Gevity’s executive officers that are commensurate with the size and the short- and long-term performance goals of Gevity. The targeted compensation for Gevity’s executive officers as established by the committee is at the median of the industry-related peer group.
      Gevity seeks to maintain an egalitarian culture in its facilities and operations. Neither its executive officers nor its other officers are entitled to operate under different standards from other employees. The company does not provide officers with reserved parking spaces or separate dining or other facilities, nor has it implemented programs which provide for personal benefit perquisites to officers. Gevity expects its directors and officers to be role models under its Code of Business Conduct and Ethics, which is applicable to all board members and employees of the company.

Tax Deductibility under Section 162(m)
      Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a tax deduction for certain compensation in excess of $1 million in any one year paid to its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. However, certain qualifying “performance-based” compensation (i.e., compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which were approved by shareholders, such as our Gevity HR, Inc. 2005 Executive Incentive Compensation Plan) is not subject to the $1 million deduction limit. The committee considered the potential impact of Section 162(m) in its review and establishment of compensation programs and payments. Compensation established by the committee for 2005 for the chief executive officer and the four other highest paid executive officers was designed to comply with the requirements of Section 162(m).

Components of 2005 Compensation
      Base Salaries. The committee established competitive base salaries for its 2005 executive officers that reflect the company’s compensation philosophy and of each executive officer’s role and responsibility within the company.
      Performance-Based Annual Incentive Awards. A substantial portion of each executive officer’s potential total annual compensation was in the form of a performance-based annual incentive award. The committee established the performance measures and amount of the annual incentive award for the chief executive officer and considered the recommendations by the chief executive officer with regard to targeted incentive amounts and performance measures for each other executive officer. For 2005, with respect to the chief executive officer, the committee established short-term incentive levels of performance (threshold ($600,000), target ($810,000) and superior ($1,000,000)) based upon Gevity’s reported earnings per share achievement (50% weighted) and growth in the total number of worksite employees during 2005 (50% weighted). The committee also established certain other qualitative and quantitative performance measures which could be used to reduce by up to 25%, but not increase, the short-term incentive award payable to Mr. Vonk based upon performance with respect to those measures at threshold, target and superior levels.
      With respect to the other four most highly compensated executive officers during 2005, the committee established performance measures consisting of a combination of company-wide and department-specific objective goals and levels of achievement for each executive officer which, if met, would result in annual target incentive awards ranging from 40% to 66.7% of such executive’s base salary. Such measures included earnings per share amounts at threshold, target and superior levels, combined with various qualitative and quantitative measures, which were intended to further align compensation with achieving Gevity’s business plan. These measures consist of financial and strategic measures, including but not limited to: production targets, client retention, financial management goals, advancement of information technology resource management and sales force development. In 2005, the executive officers’ achievements of their respective performance goals ranged from 75% to 100% of their target goals as established by the committee.
      Performance-Based Long-Term Incentive Awards. The committee established a long-term incentive award as a percentage of base salary for the chief executive officer based upon his attainment of specified performance measures, including 2005 Gevity financial performance, increases in organic revenues and total number of worksite employees, and implementation of our expanded business model. The committee also determined target levels for the long-term incentive award as a percentage of base salary for each other executive officer based upon his or her attainment of established performance measures, taking into account the recommendations of the chief executive officer with respect to the other executive officers. For 2005, long-term incentive awards for the chief executive officer and the other four most highly-paid executive officers consisted of a grant of non-qualified stock options under Gevity’s 2005 Equity Incentive Plan commensurate with each executive officer’s degree of performance achievement. All of the options have a ten-year term and vest 25% on each anniversary of the grant date.

Compensation of Our Chief Executive Officer
      For 2005, Mr. Vonk’s annual base salary was $600,000. The committee maintained his annual, non-accountable allowance of $50,000 (the same level of such allowance since the inception of his employment with Gevity).
      The committee awarded Mr. Vonk a performance-based annual cash incentive award of $810,000 for 2005 based upon the company’s achievement of diluted earnings per share of $1.31 and growth in the total number of worksite employees during 2005. The committee determined that no reduction in this annual incentive award was appropriate based upon the other qualitative and quantitative performance measures achieved by Mr. Vonk.
      For 2005, the long-term incentive target award for our chief executive officer was set at $1.2 million. The committee granted Mr. Vonk a non-qualified option to purchase 139,050 shares of our common stock, which was valued at the established target award, in recognition of his meeting specified 2005 long-term incentive award performance measures as established by the committee.

2006 Compensation
      For 2006, the committee is determined to continue its philosophy of compensating our chief executive officer and our four other most highly-compensated executive officers through a combination of base salaries, performance-based annual and long-term incentive awards.

      The committee established the following base salaries for our executive officers commensurate with previous executive salaries and which reflect each executive’s role and responsibility within the company:

Name and Title	2006 Base Salary

Erik Vonk, Chairman and Chief Executive Officer	$650,000
Roy C. King, President and Chief Operating Officer	$415,000
Lisa J. Harris, Chief Information Officer	$360,000
Clifford M. Sladnick, Chief Administrative Officer	$350,000
Peter C. Grabowski, Chief Financial Officer	$300,000
      The committee also established a target performance-based annual incentive award for Mr. Vonk of 135% of his annual base salary, based on achieving qualitative and quantitative performance measures, including earnings per share achievement and growth in the total number of worksite employees. For Gevity’s other 2006 executive officers, the committee established annual incentive award targets ranging from 50% to 80% of base salary. The long-term incentive award for Mr. Vonk for performance at the target level will result in the grant of an option to purchase shares of common stock valued at 200% of his 2006 base salary, based on performance measures established by the committee. For the other executive officers, the committee established performance-based long-term incentive awards which range from 85% to 120% of base salary for target level of performance. Performance measures consist of a combination of financial measures and department-specific objectives for each executive officer.

This report is submitted by the Compensation
Committee:

David S. Katz, Chairperson
George B. Beitzel
Darcy E. Bradbury
James F. Manning
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
      Our compensation committee consists of Messrs. Katz, Beitzel and Manning and Ms. Bradbury. During 2005, no executive officer of Gevity served on the compensation committee of the board of directors of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee.
      In March 2006, Mr. Frazier, who has served on our board of directors and audit committee, was appointed chairman of the board and chief executive officer of Danka Business Systems, PLC (“Danka”). Effective as of his appointment, he resigned as a member of our audit committee. Mr. Vonk, our chief executive officer, serves on Danka’s board of directors and its human resources committee, which performs the functions of a compensation committee. Effective upon the election of Mr. Frazier’s successor at our 2006 annual meeting, he will no longer be a director of Gevity, at which point the director and compensation committee interlocks described above will no longer exist.
Equity Compensation Plans
      2005 Equity Incentive Plan. In May 2005, our shareholders approved the Gevity HR, Inc. 2005 Equity Incentive Plan. The 2005 plan provides for various equity incentives, including non-qualified options, to be granted to key employees, officers, directors, certain contractors and other service providers of our company. Under the 2005 plan, a maximum of 2,000,000 shares of our common stock were authorized for issuance. The maximum aggregate number of shares of our common stock subject to stock awards, stock appreciation rights, dividend equivalent rights, phantom shares and performance unit awards which may be settled in stock that may be granted under the plan may not exceed 400,000.

      Grants of options and restricted stock under the 2005 plan are approved by the compensation committee of our board. Options granted under the 2005 plan generally have a vesting period of four years for officers and key employees, generally are immediately vested for non-employee directors and may not be exercised more than 10 years from the grant date. Restricted stock granted under the 2005 plan generally has a vesting period of four years for officers and key employees. Under the plan, the exercise price of each option will equal the market price of our common stock on the date of determination.
      2002 Stock Incentive Plan. Our 2002 Stock Incentive Plan provided for various equity incentives, including non-qualified options, to be granted to key employees, officers, directors, certain contractors and other service providers of our company. Under the 2002 plan, 2,000,000 shares of our common stock were authorized for issuance. All options were granted at fair market value on the date of grant. Options granted under the 2002 plan generally have a vesting period of four years for officers and key employees, generally are immediately vested for non-employee directors and may not be exercised more than 10 years from the grant date. Restricted stock granted under the 2002 plan generally has a vesting period of four years for officers and key employee. As of the date of approval of our 2005 plan, no further options or other equity awards were made under our 2002 plan.
      1997 Stock Incentive Plan. Our 1997 Stock Incentive Plan provided for various equity incentives, including options, to be granted to key employees, officers, and directors of our company. Initially, 2,500,000 shares of common stock were authorized for issuance under the 1997 plan. In May 2000, our shareholders approved an amendment to the plan that increased the number of shares reserved for issuance under the plan to 4,500,000 shares. All options were granted at fair market value on the date of grant. Options granted under the 1997 plan generally have a vesting period of four years for officers and key employees and generally are immediately vested for non-employee directors. Options generally may not be exercised more than 10 years from the grant date. As of the date of approval of our 2005 plan, no further options or other equity awards were made under our 1997 plan.
      Shares Outstanding and Available for Issuance. As of March 15, 2006, options to purchase 3,063,324 shares of our common stock were outstanding under all of our equity incentive plans at a weighted average exercise price of $14.37 per share. Of these, 1,490,885 were exercisable options. In addition, 163,974 shares of restricted stock were outstanding. As of the same date, an aggregate of 1,250,205 shares remained available for future issuance under our 2005 plan.
Securities Authorized for Issuance under Equity Compensation Plans
      The following table sets forth certain information about the shares of our common stock outstanding and available for issuance under our compensation plans as of December 31, 2005:

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued	Weighted-average	equity compensation
	upon exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,891,544	$12.02	1,687,500
Equity compensation plans not approved by security holders	None	None	None

Total	2,891,544	$12.02	1,687,500

Option Grants for 2005 Service
      On February 22, 2006, our executive officers who served during 2005 were granted stock options in respect of their services to Gevity during 2005 pursuant to an incentive plan previously approved by our compensation committee. The following table shows these individual options grants:

	No. of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	Price		Grant Date
	Options	Employees in	Per	Expiration	Present
Name	Granted(1)	2005(2)	Share(3)	Date	Value(4)

Erik Vonk	139,050	23.7%	$29.22	2/22/2016	$1,642,000
Lisa J. Harris	39,977	6.8%	$29.22	2/22/2016	$472,000
Sal J. Uglietta	30,000	5.1%	$29.22	2/22/2016	$354,000
Peter C. Grabowski	25,608	4.4%	$29.22	2/22/2016	$302,000
Gregory M. Nichols(5)	—	—	—	—	—

(1)	Options granted to executives on February 22, 2006 are annual long-term options grants for executive officer performance incentive and retention, exercisable 25% on the first anniversary of the date of grant and each anniversary thereafter.

(2)	Based on a total of 351,589 shares subject to options granted to employees under Gevity’s equity incentive plans in 2005 plus a total of 234,635 shares subject to options granted to the executive officers named above on February 22, 2006 in respect of their services to Gevity during 2005. Consistent with past practice, this total does not reflect stock option grants made to our executive officers on February 15, 2005 for 2004 service.

(3)	Under each of our company’s equity incentive plans, the option exercise price is equal to the fair market value of our common stock on the date of determination.

(4)	The value of the option grant was estimated using the Black-Sholes option pricing method with the following assumptions: a dividend yield of 1.23%, expected volatility of 51.02%, a risk free interest rate of 4.63%, and an expected life of 3.7 years. The value so determined does not take into account risk factors such as non- transferability or risk of forfeiture.

(5)	Mr. Nichols resigned as senior vice president, general counsel effective on February 28, 2006 and did not receive a grant of options in respect of his services to Gevity during 2005.
Aggregated Options Exercised in 2005 and Year End Option Values
      The following table shows the aggregate number of options exercised in 2005 by our executive officers and the value of the options held by the executive officers at December 31, 2005:

			No. of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	No. of Shares		December 31, 2005		December 31, 2005
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Erik Vonk	—	—	795,454	411,330	$16,606,907	$6,183,618
Lisa J. Harris	67,500	$1,470,570	149,250	61,512	$2,493,838	$487,232
Sal J. Uglietta	55,000	$538,332	50,000	139,762	$434,250	$1,100,560
Peter C. Grabowski	—	—	66,250	42,304	$1,155,947	$365,650
Gregory M. Nichols	16,500	$323,305	44,250	25,631	$912,398	$178,882
Agreements with Our 2005 Named Executive Officers
      Agreement with Erik Vonk. On March 21, 2002 we entered into a four-year employment agreement with Erik Vonk under which Mr. Vonk was employed to serve as the chairman of our board and our chief executive officer, which was effective April 8, 2002. Neither Mr. Vonk nor the company having provided the other with notice not to extend Mr. Vonk’s employment with the company, the employment agreement, by its own terms, was extended for a one-year period, to April 8, 2007. Pursuant to the terms of his agreement, Mr. Vonk is entitled to receive an annual salary of $500,000; a non-accountable annual allowance of $50,000, intended to cover the cost of supplemental life insurance, disability insurance and automobile expense; and options, which were granted, to purchase a total of 1,000,000 shares of our common stock vesting over a four-year period at an exercise price per share for 100,000 shares of $3.02 and for 900,000 shares of $3.90. Such exercise prices were the fair market value of our common stock on the dates of grant, March 21, 2002 and May 30, 2002, respectively. Mr. Vonk was also entitled to participate in our employee benefit plans, receive four weeks vacation, and be reimbursed for reasonable relocation expenses not to exceed $200,000. Under his employment agreement, Mr. Vonk is required to keep all confidential information of Gevity confidential, and for the period of his employment, plus an additional two-year period following termination of his employment, Mr. Vonk is not allowed to compete with Gevity. We are allowed to terminate Mr. Vonk’s employment agreement at any time, provided that, if his employment is terminated due to his death or disability, or by us other than for cause (as defined in the agreement), he (or his estate) is entitled to one year’s base salary and continuation of employee benefits for a period of one year.
      On March 21, 2002, as an inducement for Mr. Vonk to serve as our chief executive officer, we also entered into a securities purchase agreement with Mr. Vonk, which gave him the right to purchase up to $500,000 worth of our common stock at a price per share of $3.02, the closing price per share on March 21, 2002, the date on which Mr. Vonk entered into his employment agreement. On March 21, 2002, Mr. Vonk exercised his rights under the securities purchase agreement by purchasing 165,562 shares of our common stock. Under the terms of the securities purchase agreement, Mr. Vonk has certain registration rights with respect to these shares.
      Change in Control Agreements. We have also entered into agreements, referred to below as the “executive agreements,” with Ms. Harris and Messrs. Vonk, Grabowski and Uglietta that provide for certain payments to be made to such executives in the event of a change in control of our company. For purposes of the executive agreements, a “change in control” means:

•	the acquisition by certain third parties of 25% or more of the voting power of our company’s outstanding voting securities;

•	a majority change in the composition of our board of directors;

•	the consummation of certain mergers or consolidations of our company where the voting securities outstanding immediately prior to such transactions represent 50% or less of the total voting power of the corporation resulting from such mergers or consolidations (or, if applicable, such corporation’s ultimate parent); or

•	the approval by shareholders of a plan of liquidation or dissolution of our company or the sale of all or substantially all of our company’s assets.
      Under the executive agreements, each executive is entitled to compensation if he or she is employed by us at the time of a change in control and his or her employment is terminated by us within two years after the change in control for a reason other than for cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement). In such event, the executive would receive:

•	a lump-sum payment equal to either the executive’s average annual incentive bonus earned in the three years prior to the termination or the executive’s target annual incentive bonus for the year in which the termination occurs, whichever is greater, referred to below as the “Bonus Amount,” multiplied by the fraction of the year remaining after termination, but reduced by any annual incentive bonus amounts paid to the executive during the year in which the termination takes place; plus

•	Ms. Harris would receive a lump-sum payment equal to the sum of two times the amount of her highest annual rate of base salary during the one-year period prior to the termination plus two times her Bonus Amount; Mr. Vonk would receive a lump-sum payment equal to the sum of three times the amount of his highest annual rate of base salary during the one-year period prior to the termination plus three times his Bonus Amount; and Messrs. Grabowski and Uglietta would each receive a lump-sum payment equal to the sum of one times the amount of his highest annual rate of base salary during the one-year period prior to the termination plus one times his Bonus Amount.

      In addition, all stock incentives that were awarded to the executives under the terms of any of the company’s equity incentive plans would fully vest upon the occurrence of a change in control; provided, however, that if the change in control results from the acquisition by a third-party of our outstanding voting securities, the stock incentives will vest only if the percentage of voting power acquired is 50% or more. Upon such event, all other terms and conditions of such stock incentives would remain in effect.
      The executive agreements also provide for the continuation of the executive’s life, disability and accident insurance and medical and dental plan coverage for the number of years after termination of the executive’s employment equal to the multiple of base salary payable to the executive upon a change in control (or if the executive cannot continue as a participant in such plans, for the provision of such benefits on the same after tax basis as if such participation has been permitted). In addition, if the executive is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we will pay an additional amount so as to put the executive in the same after-tax position he or she would have been in had the excise tax never applied.
      Agreement with Sal J. Uglietta. Upon his employment with the company in October 2003, we agreed to pay to Mr. Uglietta an amount equal to his then annual base salary plus his target bonus amount for the year in which Mr. Uglietta’s employment is terminated, if his employment is terminated for any reason other than for cause.
      Severance Agreement with Gregory M. Nichols. Mr. Nichols resigned on February 28, 2006 as our senior vice president, general counsel and corporate secretary. In connection with his resignation, and in recognition of his service to the company, Mr. Nichols was paid his previously established 2005 target level bonus award of $88,000 for services performed during 2005. We also agreed to pay Mr. Nichols an amount equal to $22,000 per month through December 31, 2006, in addition to providing certain benefits, including compensation for accrued paid time off and access to health benefits. Options held by Mr. Nichols to purchase common stock of the company which vest on, or have vested prior to, February 28, 2006, may be exercised during the ninety days after February 28, 2006, as provided for in the incentive plan under which such options were issued.

AUDIT COMMITTEE MATTERS
Audit Committee Report
      Gevity’s audit committee is made up solely of independent directors, as defined by applicable NASDAQ and SEC rules, and the board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the committee and is financially literate as required by NASDAQ rules. Mr. Frazier resigned from our audit committee in March 2006 upon his appointment as chairman of the board and chief executive officer of Danka Business Systems, PLC. In addition, the board determined that Mr. Cowie is an “audit committee financial expert” as defined by SEC rules. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Cowie’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Cowie any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board.
      The audit committee assists the board in fulfilling its responsibilities by overseeing Gevity’s accounting and financial reporting processes, the audit of consolidated financial statements, the qualifications of the independent registered public accounting firm engaged as our independent auditor, and the performance of the internal auditors and independent auditors. In addition, the audit committee generally oversees our internal compliance programs and is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Gevity regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission from our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. The audit committee operates under a written charter adopted by the board of directors that is available in the “Investor Relations” section of Gevity’s website, www.gevity.com. The audit committee reviews its charter on an annual basis, and it was last revised as of February 16, 2005 and is included as Exhibit A to our 2005 proxy statement.
      The committee relies on the expertise and knowledge of management, Gevity’s internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Our internal auditors are responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control over financial reporting relating (for example, to the reliability and integrity of our financial information and the safeguarding of our assets) and reporting all findings to the audit committee and to management. Deloitte & Touche LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards, auditing management’s assessment of the effectiveness of our internal control over financial reporting, and issuing reports with respect to such audits.
      Among other matters, the audit committee monitors the activities and performance of our internal and independent auditors, including the audit scope, independent auditor fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. Our independent auditors provide the audit committee with the required written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discusses with the independent auditors and management that firm’s independence.
      In accordance with audit committee policy and the requirements of law, all services to be provided by Deloitte & Touche LLP are pre-approved by the audit committee. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee for up to a year, relates to a particular defined task or scope of work and is subject to a specific budget. In other cases, the chairman of the audit committee has the delegated authority from the audit committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee. To avoid certain potential conflicts of interest, the law prohibits a publicly-traded company from obtaining certain non-audit services from its auditing firm. We obtain these services from other service providers as needed. For a description of the services performed by, and the related fees paid to, Deloitte & Touche LLP during 2004 and 2005, see “Fees Paid to Deloitte & Touche LLP.”
      During 2005, the audit committee fulfilled its duties and responsibilities generally as outlined in its charter, including reviewing and discussing (including in executive sessions) the following with management, our internal auditors, and our independent auditor:

•	our quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC;

•	management’s assessment of the effectiveness of Gevity’s internal control over financial reporting and the independent auditors’ opinion about management’s assessment and the effectiveness of Gevity’s internal control over financial reporting; and

•	reviewing the audit scope and plan.
      Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. This review included a discussion with management of the quality, not merely the acceptability, of Gevity’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in our financial statements, including the disclosures related to critical accounting estimates. In reliance on these views and discussions, and the report of the independent auditors, the audit committee recommended to the board, and the board approved, the inclusion of the audited financial statements in Gevity’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

This report is submitted by the
Audit Committee:

George B. Beitzel, Chairperson
Darcy E. Bradbury
James E. Cowie
Jonathan H. Kagan
Audit Committee Pre-Approval
      The audit committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. In accordance with its charter and the Sarbanes-Oxley Act of 2002, each year, the audit committee approves the terms of the independent auditor’s engagement for the following year. This approval requirement is subject to applicable de minimis exceptions allowed by that Act. In making its pre-approval determination, the audit committee is required to consider whether providing the non-audit services are compatible with maintaining the auditors’ independence. The audit committee may delegate this pre-approval authority to one or more audit committee members. However, if the authority is delegated, the member or members to whom the authority is delegated must present a report of their actions at the next scheduled audit committee meeting.
Determination of Accountant Independence
      The audit committee considered the provision of non-audit services by Deloitte & Touche LLP and determined that the provisions of such services was not incompatible with maintaining their independence.

Fees Paid to Deloitte & Touche LLP

	2005	2004

Audit Fees	$811,591	$1,228,025	(1)
Audit-Related Fees	12,361	165,884
Tax Fees	29,637	86,081
All Other Fees	—	—

Total	$853,589	$1,479,990

(1)	The original 2004 audit fee amount of $1,246,025 included in our proxy statement last year was reduced due to a subsequent credit of $18,000.
      Audit Fees. This category includes the audit of Gevity’s annual financial statements, review of financial statements included in each of Gevity’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, the audit of our internal control over financial reporting and management’s assessment of the effectiveness thereof in connection with Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.
      Audit-Related Fees. This category consists of assurance and related services provided by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of Gevity’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits and accounting consultations.
      Tax Fees. This category consists of professional services rendered by Deloitte & Touche LLP primarily in connection with Gevity’s tax compliance activities, including the review of tax returns, tax planning and technical advice.
      Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions.
PROPOSALS OF SHAREHOLDERS FOR 2007 ANNUAL MEETING
      The proxy rules of the SEC permit our shareholders, after notice to us, to present proposals for shareholder action in our proxy statement if the proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by our action in accordance with the proxy rules. If you wish to provide a proposal to be included in our proxy statement and form of proxy relating to our 2007 annual meeting of shareholders, you must provide a written copy of your proposal to us at our principal offices c/o Edwin E. Hightower, Jr., Corporate Secretary and General Counsel, Gevity HR, Inc., 9000 Town Center Parkway, Bradenton, Florida 34202, no later than December 25, 2006. We encourage any shareholder interested in submitting a proposal to contact our corporate secretary in advance of the deadline to discuss the proposal, and shareholders may wish to consult with knowledgeable counsel with regard to the detailed requirements of the SEC’s proxy rules. Submitting a proposal does not guarantee that we will include it in the 2007 proxy statement.
      Under our third amended and restated bylaws, and as permitted by SEC rules, shareholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting must follow certain procedures. These procedures require that timely, written notice of such proposal or nomination be received by our secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, our bylaws require that the shareholder’s notice set forth the following information:

•	with respect to each matter the shareholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting;

•	with respect to each person for whom a shareholder proposes to nominate for election or re-election as a director, all information relating to such person (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) that is required under applicable SEC rules;

•	the name and address, as they appear on our records, of the shareholder proposing the new business or nominating the person for election or re-election as a director, and the name and address of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the number of shares of our common stock that are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•	any material interest or relationship that such shareholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have in such business or with such nominee.
      At the request of our board, any person so nominated for election as a director will be required to furnish to our secretary the information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. The chairman of the annual meeting may, if warranted, determine that business was not properly brought before the meeting, or that a nomination was not made, according to the procedures of our bylaws, in which case, those matters will not be acted upon at the meeting. In addition, our nominating/corporate governance committee will consider candidates proposed by shareholders and make recommendations to our board using the same criteria as for other candidates as described herein under “Committees of Our Board — Nominating/ Corporate Governance Committee.”
      The preceding description of the procedures required by our third amended and restated bylaws is only a summary. We refer any shareholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting to our bylaws for the full requirements. A copy of our bylaws is posted in the “Investor Relations” section of our website, www.gevity.com.

SOLICITATION OF PROXIES
      The accompanying proxy is being solicited by our board of directors on behalf of Gevity. We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the form of proxy. Proxies may be solicited by members of our board of directors, our executive officers and director-level employees, none of whom will receive any additional compensation for their services. Also, we may engage D.F. King & Co., Inc. to solicit proxies on our behalf at an anticipated cost of $20,000 or less. In addition to use of the mail, proxies may be solicited by personal interview, telephone, facsimile, telegram, messenger or via the Internet. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

By order of the board of directors:

Edwin E. Hightower, Jr.
Corporate Secretary
Bradenton, Florida
April 24, 2006

ANNUAL MEETING OF SHAREHOLDERS OF
GEVITY HR, INC.
May 18, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:				At the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

NOMINEES:
☐	FOR ALL NOMINEES	O	Erik Vonk
		O	George B. Beitzel	This proxy will be voted as specified above. If no specification is made, this proxy will be voted “FOR” the election of all nominees for director and at the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.
☐	WITHHOLD AUTHORITY	O	Darcy E. Bradbury
	FOR ALL NOMINEES	O	James E. Cowie
		O	Paul R. Daoust
☐	FOR ALL EXCEPT	O	Jonathan H. Kagan
	(See instructions below)	O	David S. Katz
		O	Jeffrey A. Sonnenfeld

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■